Exhibit 10.1
EXECUTION VERSION
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 25th day of July, 2011, between Majesco Entertainment Company (the “Company”) and Michael Vesey (“Executive”).
     1. Term of Employment. The Company hereby agrees to employ Executive, and Executive agrees to work for the Company, on an at-will basis upon the terms set forth in this Agreement, for the period commencing March 2, 2011 (the “Commencement Date”) and ending as provided in this Agreement in accordance with the provisions of Section 4 (such period of employment is the “Agreement Term”).
     2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Financial Officer (“CFO”) to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) shall from time to time reasonably assign to him. The Executive will report directly to the CEO and Board of Directors.
     3. Compensation and Benefits.
          (a) Salary. The Company shall pay Executive an annual base salary of $250,000, (the “Base Salary”), which shall be payable in accordance with the Company’s customary payroll practices. The Base Salary thereafter shall be subject to annual review and increase as determined by the Company in its discretion each year. However, Executive’s Base Salary shall not be reduced during the term of this Agreement. Subject to the foregoing, any decrease in Salary will be considered grounds for a termination by Executive with good reason as outlined in paragraph 4(e)(ii).
          (b) Bonus. During each year of the Agreement Term, Executive shall be eligible to receive a cash bonus (the “Bonus”) based on a percentage of Executive’s Base Salary, less applicable payroll withholdings, which Bonus shall be at the Company’s discretion but shall be no less than bonuses paid to other top-level executive employees. The amount of the annual Bonus shall be determined in the sole discretion of the Company and be based on such factors as the Company establishes. The Bonus shall be payable at such times as bonuses are paid to other executives of the Company, but not later than ninety (90) days after the end of each fiscal year of the Company.
          (c) In addition Executive shall be entitled to participate in any long term incentive compensation programs offered to Company executives. It is expected that such grants will (i) be at a level commensurate with the grants made to other top-level executive employees, and (ii) be in the form of restricted stock and/or stock options.

          (d) Long-Term Incentives. On the Commencement Date, the Company shall award Executive 100,000 shares of restricted stock (the “Restricted Stock”) which restrictions shall lapse as to 33,333 share increments on the first anniversary of the Commencement Date and the two anniversaries thereafter, provided Executive continues to be employed by the Company on such dates. The Executive will also be awarded options to purchase 100,000 shares of stock vesting over 3 years from the Commencement Date (such options and the Restricted Stock are collectively referred to herein as the “Initial Grants”). All stock and options shall be governed by the Company’s applicable stock plans in effect on the date of grant. The grants were made in addition to the Executive’s participation in the 2011 long term incentive program (LTIP).
          (e) Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior executives. Executive shall also be entitled to take fully paid vacation in accordance with Company policy, which shall be no less than 4 weeks per calendar year.
          (f) Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.
     4. Termination of Employment Period. Executive’s employment shall terminate upon the earlier to occur of any of the following:
          (a) Termination for Cause. At the election of the Company, for Cause. For the purposes of this Section 4(a), “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:
               (i) a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or misconduct that is injurious to the Company which, if curable, has not been cured by Executive within 10 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;
               (ii) Executive’s conviction or entry of nolo contendere (or international equivalent) to any felony or crime involving moral turpitude, fraud or embezzlement of Company property;
               (iii) Executive’s material breach of this Agreement, which, if curable, has not been cured by Executive within ten (10) calendar days after Executive shall have received written notice from the Company stating with reasonable specificity the nature of such breach; or
               (iv) Executive’s material breach of any of the terms of the covenants set forth in Section 6 below, which, if curable, has not been cured by Executive within ten (10)

calendar days after Executive shall have received written notice from the Company stating with reasonable specificity the nature of such breach.
          (b) Termination by the Company Without Cause. At the election of the Company, without Cause, at any time, upon thirty (30) days written notice to Executive.
          (c) Death or Disability. The Agreement shall terminate upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. Nothing in this Section 4(c) shall be construed to waive Executive’s rights, if any, under existing law, including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.
          (d) Voluntary Termination by Executive. At the election of Executive, upon not less than thirty (30) days’ prior written notice by Executive to the Company.
          (e) Voluntary Termination by Executive for Good Reason. At the election of Executive, for Good Reason (as defined herein), at any time upon thirty (30) days’ prior written notice by Executive to the Company. As used in this Agreement, “Good Reason” means if the Company, without Executive’s written consent, fails to cure any one or more of the events or circumstances listed below within twenty (20) calendar days after receiving written notice from Executive:
               (i) the assignment to Executive of duties materially inconsistent with those of a Chief Financial Officer or a material diminution in title or authority;
               (ii) any failure by the Company to pay Executive the compensation and benefits to which Executive is entitled in any material way, including any reduction in compensation including Base Salary (except as provided in this Agreement), or payments and benefits to which Executive is entitled under this Agreement;
               (iii) any material breach by the Company of the material terms of this Agreement; or
               (iv) the requirement that Executive relocate to an office location more than fifty (50) miles outside of the current Company location in Edison, New Jersey.

     5. Effect of Termination.
          (a) Termination for Cause, at the Election of Executive, or for Death or Disability. In the event that Executive’s employment is terminated for Cause pursuant to Section 4(a), for death or disability pursuant to Section 4(c), or at the election of Executive pursuant to Section 4(d), the Company shall have no further obligations under this Agreement other than to pay to Executive for accrued but untaken vacation days through the last day of Executive’s actual employment by the Company (“Accrued Obligations”).
          (b) Termination by the Company Without Cause or for Good Reason. In the event that the Company terminates Executive’s employment without Cause pursuant to Section 4(b), or Executive terminates Executive’s employment for Good Reason, pursuant to Section 4(e), the Company shall pay Executive the Accrued Obligations in a single lump sum on the next regularly scheduled payroll date and, upon Executive’s execution and delivery of a general release of claims in a form acceptable to the Company (and if Executive does not revoke same), which release shall be executed and delivered no later than fifty-three (53) days after Executive’s actual termination from the Company, the Company shall make the following payments and provide the following benefits to Executive:
               (i) The Company shall continue to pay to Executive his annual Base Salary then in effect for a period of twelve (12) months after the effective date of termination on a regular payroll basis (the “Severance Payment”).
               (ii) [Left Blank Intentionally]
               (iii) The Company shall pay Executive his Bonus, to the extent the Company determines he is eligible for the Bonus, in accordance with the terms of 3(b) above, which Bonus shall be prorated based upon the date of Executive’s termination during the Company’s fiscal year (the “Prorated Bonus”). To the extent the Prorated Bonus shall be awarded and paid in the event of a termination without Cause or a resignation for Good Reason, such Prorated Bonus shall be paid at the same time as bonuses are paid to other Company executives, except that the Prorated Bonus shall be paid no later than January 31 following the close of the Company’s fiscal year.
               (iv) The Initial Grants, to the extent unvested as of the termination date, shall immediately vest and become exercisable.
               Except with respect to Accrued Obligations, nothing shall be payable under this provision unless Executive executes a release in favor of the Company relating to all claims arising out of the employment relationship and/or termination thereof that is satisfactory to the Company. To the extent required by Section 409A of the Code, the first installment of such Base Salary in the amount of six (6) months’ Base Salary shall be payable on the first business day following the six-month anniversary of the effective date of termination, and the remainder shall be payable in accordance with the Company’s regular payroll procedures thereafter. If Section 409A of the Code is not applicable at the time of such termination, such Base Salary continuation shall commence immediately after the effective date of the release.

          (c) Termination in Event of Change of Control. In the event that Executive’s employment is terminated without Cause, or due to Executive’s resignation for Good Reason, and such event occurs within twelve (12) months following a Change of Control as such term is defined below, then:
               (i) Executive shall be entitled to receive the Severance Payment in a single lump sum in lieu of the payroll basis described in Section 5(b)(i) above, which payment shall be made on the eighth day following Executive’s execution of a release in favor of the Company (which release shall be executed and delivered no later than fifty-three (53) days after the effective date of termination).
               (ii) Executive shall also be entitled to a lump sum payment of his accrued but untaken vacation.
               (iii) Executive shall be entitled to receive a Prorated Bonus, , which Prorated Bonus shall also be paid in a lump sum immediately upon the effective date of the release.
               (iv) Any restricted stock and stock options held by Executive, to the extent unvested as of the termination date, shall immediately vest and become exercisable.
          (d) “Change of Control” means the occurrence of any of the following events:
               (i) Any consolidation or merger of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization;
               (ii) Any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change of Control shall not include (1) any consolidation or merger effected exclusively to change the domicile of the Company, or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or
               (iii) A sale, lease or other disposition of all or substantially all of the assets of the Company.
          (e) Separation from Service. Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as Executive incurs a “separation from service” with the Company in accordance with Section 409a(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-3.

     6. Non-disclosure and Non-competition.
          (a) Proprietary Information.
               (i) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company except in the performance of Executive’s duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after Executive’s employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without the fault of Executive, or unless otherwise required by law.
               (ii) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.
               (iii) Executive agrees that Executive’s obligation not to disclose or use information, know-how, records and tangible property of the types set forth in Sections 6(a)(i) and 6(a)(ii) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.
          (b) Inventions.
               (i) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of Executive’s employment with the Company; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company.
               (ii) Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company, without royalty or any other further consideration, Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during employment, except those Inventions that Executive develops entirely on Executive’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company.
               (iii) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.
               (iv) Patents. Subject to Section 6(d), Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6(a). Executive further agrees that Executive’s obligations under this Section 6(b)(iv) shall continue beyond the termination of Executive’s employment with the Company, but if Executive is called upon to render such assistance after the termination of such employment, Executive shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.
               (v) Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an Executive of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.
          (c) Non-competition and Non-solicitation.
               (i) As Executive: During Executive’s employment and for a period of one (1) year after the termination of Executive’s employment with the Company for any reason,

Executive will not, absent the Company’s prior written approval, directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity, engage in the business of the Company. Such period is hereafter referred to as the “Executive Non-Compete Period”.
               (ii) During Executive’s employment with the Company and until the conclusion of the Executive Non-Compete Period, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.
               (iii) During Executive’s employment with the Company and until the conclusion of the Executive Non-Compete Period, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.
          (d) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.
          (e) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are in exchange for payments made to Executive and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.
     7. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) other agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) other agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.
     8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery or (b) by registered or certified mail, postage prepaid.
     9. Entire Agreement. This Agreement, together with any equity agreements executed by Executive and the Company, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.
     10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.
     11. Governing Law and Jury Waiver. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws thereunder. The parties agree to irrevocably waive any right to trial by jury in such an action.
     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.
     13. Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. To the extent applicable, it is intended that the provisions of this Agreement comply with Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, Executive and the Company hereby agree to use reasonable efforts to take such actions as may be mutually agreed to ensure that such payments or benefits, to the extent possible, comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.
     14. Miscellaneous.
          (a) No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          (b) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          (c) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Michael Vesey
Michael Vesey

MAJESCO ENTERTAINMENT COMPANY
By:	/s/ Jesse Sutton
Its:	Chief Executive Officer